Exhibit (a)(1)(i)

HEADWATERS INCORPORATED

OFFER TO PURCHASE

Offer to Purchase for Cash

Any and All of the Outstanding

2-7/8% Convertible Senior Subordinated Notes due 2016

(CUSIP Nos. 42210PAB8 and 42210PAA0) of Headwaters Incorporated

Headwaters Incorporated, a Delaware corporation, is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Statement”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”) any and all of its outstanding 2-7/8% Convertible Senior Subordinated Notes due 2016 (the “Notes”) from each holder of Notes (each, a “Holder,” and collectively, the “Holders”). The offer, on the terms set forth in this Statement and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.” In this Statement, “Headwaters Incorporated,” “Headwaters,” “we,” “us,” “our” and the “Company” refer to Headwaters Incorporated and its consolidated subsidiaries, unless the context requires otherwise.

Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to 12:00 midnight, New York City time, on the Expiration Date, described below, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Statement and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled “Incorporation of Documents by Reference.”

As of September 23, 2009, there was $71.8 million aggregate principal amount of Notes outstanding, which are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a conversion rate (subject to adjustment) of approximately 33.3333 shares of Common Stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $30.00. The Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HW.” On September 23, 2009, the closing price of the Common Stock, as reported on the NYSE, was $4.10 per share.

The Offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on October 22, 2009, unless extended (such date and time, as it may be extended, the “Expiration Date”). Your acceptance of the Offer may only be withdrawn under the circumstances described in this Statement and in the Letter of Transmittal.

The Company’s obligation to accept for payment, and to pay for, any Notes validly tendered pursuant to the Offer is subject to satisfaction of all the conditions described in this Statement. See the section titled “Terms of the Offer—Conditions to the Offer.”

This Offer has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this Offer. Any representation to the contrary is a criminal offense.

See “Certain Significant Considerations” beginning on page 15 for a discussion of certain factors that should be considered in evaluating the Offer.

Questions and requests for assistance may be directed to Deutsche Bank Securities Inc. (the “Dealer Manager”) or Morrow & Co., LLC (the “Information Agent”). Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

The date of this Offer to Purchase is September 24, 2009

The Offer is not being made to, nor will Notes be accepted for purchase from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

IMPORTANT

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement, and, if given or made, such information or representations should not be relied upon as having been authorized by Headwaters, the Dealer Manager, the Depositary or the Information Agent (each as defined herein). This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Headwaters by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of such document. None of Headwaters or its Board of Directors or employees, the Dealer Manager, the Depositary or the Information Agent is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

Headwaters and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, Headwaters expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as Headwaters may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Headwaters can not assure you as to which, if any, of these alternatives, or combinations thereof, it will pursue.

i

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements contained in this Statement and the documents we incorporated by reference are forward-looking statements within the meaning of federal securities laws and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about our businesses. Such statements that are not purely historical by nature, including those statements regarding our ability to repurchase all of the Notes, future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the “Risk Factors” section in Exhibit 99.2 of our Current Report on Form 8-K filed September 17, 2009. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Statement. Except for our obligations under the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this Statement and the documents that we reference in this Statement and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”), of which this Statement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, we file with the SEC periodic reports and other information relating to our business, financial condition and other matters. These reports and other informational filings required by the Exchange Act are available from commercial document retrieval services and at the website maintained by the SEC (http://www.sec.gov). You may also read and copy these reports and other filings at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Offer. We urge you to read carefully the remainder of this Statement and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•	Headwaters Incorporated, a Delaware corporation, is offering to purchase the Notes.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

•

We are offering to acquire any and all of our outstanding 2-7/8% Convertible Senior Subordinated Notes due 2016, which we refer to as the “Notes.” We issued the Notes pursuant to an Indenture (the “Indenture”), dated as of June 1, 2004, between us and Wilmington Trust FSB, a federal savings bank, as Trustee (the “Trustee”).

WHY IS HEADWATERS MAKING THE OFFER?

•

We are making the Offer in order to repurchase any or all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding. You should read the section entitled “Purpose of the Offer” for more information.

HOW MUCH IS HEADWATERS OFFERING TO PAY FOR THE NOTES?

•

We are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

•

Notwithstanding any other provision of the Offer, our obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein. We expressly reserve the right, in our sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Date and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Date or (iv) amend the terms of the Offer. We also reserve the right, in our sole discretion, to delay the acceptance for payment for Notes tendered in the Offer, or to delay the payment for Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e–4 and 14e–1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. You should read the section titled “Terms of the Offer—Conditions to the Offer” for more information.

HOW MANY NOTES WILL HEADWATERS PURCHASE?

•	We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

HOW WILL HEADWATERS FUND THE PURCHASE OF NOTES IN THE OFFER?

•

We are seeking new financing, which we intend to use to repay the first lien term loan under our senior credit facility (due April 2011) and to repurchase the Notes accepted for payment pursuant to the Offer. As of September 23, 2009, approximately $162.5 million was outstanding under the first lien term loan (assuming proceeds from our sale of Common Stock pursuant to our Registration Statement on Form S-3, as amended by Amendment Nos. 1 and 2 filed with the SEC on November 21, 2008 (the “Registration Statement”) are applied to reduce the first lien term loan) and $71.8 million principal aggregate amount of Notes was outstanding. Any indebtedness we incur to repay existing indebtedness will likely have a higher interest rate than our existing indebtedness. You should read the section titled “Source and Amount of Funds” for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

•

There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our Common Stock at a conversion rate (subject to adjustment) of approximately 33.3333 shares per $1,000 principal amount of Notes. Our Common Stock is listed on the NYSE under the symbol “HW.” On September 23, 2009, the closing price of our Common Stock, as reported on the NYSE, was $4.10 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to Wilmington Trust FSB, which we refer to as the “Depositary,” at the address set forth on the back cover of this Statement, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement.

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer—Procedure for Tendering Notes” for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at 12:00 midnight, New York City time, on October 22, 2009, unless we extend the Offer in our sole discretion.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•

We may extend the Offer until the conditions to the completion of the Offer described in the section titled “Terms of the Offer—Conditions to the Offer” are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary.

•

We may extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

•

You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer—General” for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

•

You may withdraw your tendered Notes at any time on or before the Offer expires at 12:00 midnight, New York City time, on October 22, 2009 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment on or before November 20, 2009.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

•

To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal, with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer—Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

•

Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF HEADWATERS’ COMMON STOCK?

•

Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible (subject to the terms of the Indenture) into shares of Common Stock, at a conversion rate (subject to adjustment) of approximately 33.3333 shares of Common Stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $30.00.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

•

No brokerage commissions are payable by Holders to Headwaters, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

•

If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact Morrow & Co., LLC, the Information Agent for the Offer, at (203) 658-9400 or (800) 662-5200. The Dealer Manager for the Offer is Deutsche Bank Securities Inc. The Dealer Manager may be contacted to answer questions about the Offer. The Dealer Manager’s contact information appears on the back cover of this Statement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS HEADWATERS MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•

Neither we nor the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY NOTES?

•

For a summary of certain U.S. federal income tax considerations in connection with the Offers, see “Certain United States Federal Income Tax Consequences.” You should consult your own tax advisor about the tax consequences of the Offer as they apply to your individual circumstances.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•	As of September 23, 2009, there was $71.8 million aggregate principal amount of Notes outstanding.

WHAT IS THE CONVERSION RATE OF THE NOTES?

•

The Notes are convertible into shares of the Common Stock at a conversion rate (subject to adjustment) of approximately 33.3333 shares of Common Stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $30.00. Our Common Stock is listed on the NYSE under the symbol “HW.” On September 23, 2009, the closing price of our Common Stock, as reported on the NYSE, was $4.10 per share. You may, subject to the terms of the Indenture, convert your Notes at any time prior to the close of business on the business day immediately preceding June 1, 2016, unless we have previously repurchased or redeemed the Notes. You may, subject to the terms of the Indenture, convert your Notes called for redemption up to the close of business on the second business day immediately preceding the date specified for redemption of such Note.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE HEADWATERS TO REPURCHASE THE NOTES?

•

Holders have the option to require us to repurchase all or a portion of the Notes on June 1, 2011, June 1, 2016, or if a fundamental change in our Common Stock has occurred, at 100% of their principal amount plus any accrued and unpaid interest up to the repurchase date. The repurchase price must be paid in cash. If we undergo a change of control, Holders have the right to require us to repurchase all or a portion of the Notes at 100% of their principal amount plus any accrued and unpaid interest to the repurchase date. The repurchase price must be paid in cash.

THE COMPANY

Headwaters provides products, technologies and services to the building products, construction materials and energy industries. Headwaters primarily generates revenue by selling building products such as manufactured stone, siding accessory products and concrete block; marketing coal combustion products (CCPs) as a construction material replacement for cement; and reclaiming waste coal. Headwaters intends to continue expanding its business through growth of existing operations, commercialization of technologies and products currently being developed, and small, strategic acquisitions of products or entities that expand Headwaters’ current operating platform. We believe our company helps to improve sustainability by transforming underutilized resources into valuable products.

We hold industry leadership positions nationwide in several attractive building products categories, including manufactured architectural stone, residential siding accessories, and professional tools used in exterior residential siding installation projects. We also develop, manufacture and distribute an array of concrete block products. The revenue from our building products is diversified geographically and also by market, including the residential, commercial and institutional construction markets. We believe our traditional and new building product offerings position us for strong growth as the housing market rebounds.

We create value in the construction materials industry from our CCP products. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned. CCPs have traditionally been an environmental and economic burden for power generators but can produce additional value for utilities when properly managed. In addition to conserving landfill space, fly ash usage also conserves energy and reduces greenhouse gas emissions. The benefits of CCP use in construction applications include improved product performance, cost savings and positive environmental impact. The value of utilizing fly ash in concrete has been recognized by numerous federal agencies, including the U.S. Department of Energy (DOE) and the U.S. Environmental Protection Agency (EPA). The EPA has also been actively encouraging fly ash utilization in state and federal transportation projects. Currently, we are the largest manager and marketer of CCPs in the country, purchasing CCPs from utilities and supplying them to our customers as a replacement for portland cement in a variety of concrete infrastructure and building projects. Typically, we have in place customer commitments to purchase CCPs at the time we receive the CCPs from the utilities. Our CCP segment revenue has grown by over 80% between fiscal 2003 and 2008.

In the energy industry, we focus on reducing waste and increasing the value of energy feedstocks, primarily in areas of low-value coal and oil. We own and operate coal cleaning facilities that remove impurities from waste or other low-value coal, resulting in higher-value, marketable coal. Additionally, we license technology that directly converts coal into liquid fuels and produces chemicals and electricity. We also produce catalysts that convert residual oil feedstocks into higher value distillates that can be refined into gasoline and other products. We have 51% ownership in an ethanol facility and 50% ownership in a hydrogen peroxide plant.

Headwaters is a Delaware corporation. Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095 and our telephone number at that address is (801) 984-9400.

DESCRIPTION OF THE NOTES

The following description of the Notes and any other description of the Notes contained in this Statement, the Letter of Transmittal or in any document related to the Offer are qualified in their entirety by reference to the Indenture for the Notes. The Indenture is governed by the Trust Indenture Act of 1939 and copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Statement.

The Notes were issued under the Indenture between Headwaters Incorporated and the Trustee. The original principal amount of the Notes outstanding was $172.5 million. The Notes mature on June 1, 2016, with interest payable semi-annually. In December 2008, Headwaters entered into separate, privately-negotiated agreements with certain holders of the Notes to exchange approximately $80.9 million in aggregate principal amount of the Notes for approximately $63.3 million in aggregate principal amount of new 16% Convertible Senior Subordinated Notes due 2016. The Notes are subordinate to Headwaters’ senior secured debt and rank equally with its 16% Convertible Senior Subordinated Notes due 2016 and its 2.50% and 14.75% Convertible Senior Subordinated Notes due 2014, as well as any future issuances of senior subordinated debt. Holders of the Notes may convert the notes into shares of Common Stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30.00 conversion price), or approximately 3.1 million aggregate shares of Common Stock, contingent upon certain events. The conversion rate adjusts for events related to Common Stock, including Common Stock issued as a dividend, rights or warrants to purchase Common Stock issued to all holders of Common Stock, and other similar rights or events that apply to all holders of Common Stock. The Notes are convertible if any of the following five criteria are met: (1) satisfaction of a market price condition which becomes operative if, prior to June 1, 2011, in any calendar quarter the closing price of Common Stock exceeds $39.00 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the calendar quarter, or, at any time on or after June 1, 2011 the closing price of Common Stock exceeds $39.00 per share; (2) a credit rating, if any, assigned to the Notes is three or more rating subcategories below the initial rating; (3) the Notes trade at less than 98% of the product of the Common Stock trading price and the number of shares of Common Stock issuable upon conversion of $1,000 principal amount of the Notes, except this provision is not available if the closing Common Stock price is between 100% and 120% of the current conversion price of the Notes; (4) Headwaters calls the Notes for redemption; or (5) upon the occurrence of specified corporate transactions. Headwaters may call the Notes for redemption at any time prior to June 4, 2011 if the closing Common Stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case Headwaters must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed Notes through June 1, 2011). Headwaters may redeem any portion of the Notes at any time on or after June 4, 2011. In addition, the Holders of the Notes have the right to require Headwaters to repurchase all or a portion of the Notes on June 1, 2011 or if a fundamental change in Common Stock has occurred, including termination of trading. Subsequent to June 1, 2011, the Notes require an additional interest payment equal to 0.40% of the average trading price of the Notes if the trading price equals 120% or more of the principal amount of the Notes. On July 31, 2009, Headwaters exchanged approximately $19.8 million of the Notes plus related accrued interest for approximately 4.8 million shares of Common Stock. As of September 23, 2009, $71.8 million aggregate principal amount of the Notes was outstanding.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any or all of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is estimated to be approximately $71.8 million, plus accrued interest. In order to purchase any Notes, we will need to first pay all amounts outstanding under our existing senior credit facilities. Our senior credit facilities consist of a first lien term loan (due April 2011) in the amount of $162.5 million as of September 23, 2009 (assuming proceeds from our sale of Common Stock pursuant to our Registration Statement are applied to reduce the first lien term loan), and $32.7 million of borrowings under a revolving credit arrangement, which has a maturity date of September 30, 2009. We are currently negotiating the documentation for a new asset-based revolver to replace the existing revolving credit facility.

We are also seeking financing in order to have funds sufficient to repay all amounts outstanding under the first lien term loan described above and to purchase the Notes in the Offer. We will not be required to accept for purchase any tendered Notes or pay the purchase price if we do not receive financing. We cannot assure you that we will receive such financing, and we reserve the right to waive any and all conditions to the Offer on or prior to the Expiration Date. See “Terms of the Offer—Conditions to the Offer.”

TRADING MARKET FOR THE NOTES AND COMMON STOCK

The Notes are not listed on any national securities exchange. Reliable pricing information for the Notes may not be available. We believe trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, Holders are urged to contact their brokers or financial advisors or call the Information Agent at the number set forth on the back cover of this Statement with respect to current information regarding the trading price of the Notes.

Shares of our Common Stock into which the Notes are convertible (subject to the satisfaction of certain conversion terms and conditions as set forth in the Indenture) currently are traded on the NYSE under the symbol “HW.”

The following table sets forth the high and low sales price per share of our Common Stock as reported by the New York Stock Exchange for the periods indicated:

Fiscal Year	High	Low
2007:
First Quarter	$26.00	$21.22
Second Quarter	25.44	21.27
Third Quarter	22.94	16.71
Fourth Quarter	18.13	14.10

2008:
First Quarter	15.85	10.96
Second Quarter	14.00	8.80
Third Quarter	15.35	9.96
Fourth Quarter	16.40	9.26

2009:
First Quarter	13.48	3.92
Second Quarter	7.93	1.22
Third Quarter	5.08	2.22
Fourth Quarter, through September 23, 2009	4.72	2.66

For more information on possible effects of the Offer on the trading market for the Notes, see “Certain Significant Considerations—Limited Trading Market.”

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal (which, together with this Statement and any amendments or supplements hereto or thereto, collectively constitute the “Offer”), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a repurchase price of $1,000 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right to:

•	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering Holders, subject to the conditions set forth below;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 12:00 midnight, New York City time, on October 22, 2009, unless we extend it in our sole discretion. You should read the sections titled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

None of Headwaters, the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether or not Holders should tender their Notes pursuant to the Offer.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary at the address set forth on the back cover of this Statement, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

A Holder with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender those Notes. To be valid, tenders must be received by the Depositary on or before the Expiration Date.

Procedure For Tendering Notes

Valid Tender

For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•

such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Statement, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee

Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•

by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•

for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes

Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Statement. Delivery of documents to DTC does not constitute delivery to the Depositary.

General

The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•

when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Form and Validity

All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

When Notes may be Withdrawn

You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment on or before November 20, 2009. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “—Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes

For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes (subject to the terms and conditions of the Indenture) only if such Holder withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The Notes are convertible into shares of our Common Stock at a conversion rate (subject to adjustment) of 33.3333 shares per $1,000 principal amount, which is equal to a conversion price of $30.00 per share.

Form and Validity

All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

The Offer is not conditioned on a minimum principal amount of Notes being tendered. Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time before the Expiration Date, any of the following events have occurred (or been determined by us to have occurred) that in our sole judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance of the Notes for payment:

(i) Headwaters shall not have received proceeds from financing sufficient to repay amounts outstanding under the first lien term loan and to purchase the Notes;

(ii) there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of Headwaters and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(iii) there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Headwaters existing on the date hereof;

(iv) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(v) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Headwaters of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Headwaters;

(vi) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(vii) the Trustee under the Indenture for the Notes shall have objected in any respect to, or taken any action that could, in Headwaters’ reasonable good judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Headwaters in making the Offer or the acceptance of or payment for any of the Notes;

(viii) a tender or exchange offer for any or all of the Notes (other than this Offer) or the Common Stock, or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving Headwaters or any subsidiary has been proposed, announced or made by any person or has been publicly disclosed;

(ix) Headwaters has learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of outstanding shares of Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Common Stock;

(x) there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Headwaters or any shares of Common Stock; or

(xi) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Headwaters and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to Headwaters or might be material in deciding whether to accept any tenders of Notes.

IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•

to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn before the Expiration Date.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the events set forth under “—Conditions to the Offer” have occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to Business Wire.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in “Forward-Looking Statements.” These are not the only risks we face. Any of such risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

No Recommendations Concerning the Offer

None of Headwaters, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of Holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

Existence of Debt

We have now, and after consummating the Offer, will continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to us including:

•	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation;

•	limiting our ability or increasing the costs to refinance indebtedness; and

•

limiting our ability to enter into marketing, hedging, optimization and trading transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions.

If an event of default were to occur under our existing or future financing agreements, the lenders under such agreements may be able to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, or declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds.

Ranking of Notes

The Notes that remain outstanding upon consummation of the Offer will remain obligations of the Company with regard to payments of principal, interest and premium. The Notes are unsecured and subordinated to our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization of Headwaters, the assets of Headwaters pledged to secure indebtedness will be available to pay obligations on such Notes only after all secured indebtedness has been paid in full from the assets securing the secured obligations, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

Consummation of the Offer Is Subject to Conditions

Each of the conditions to the Offer is described in more detail in the section titled “Terms of the Offer—Conditions to the Offer.” There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Holders are hereby notified that: (i) any discussion of United States federal income tax issues in this Statement, the Letter of Transmittal or any related document is not intended or written by us to be relied upon, and cannot be relied upon by Holders, for the purpose of avoiding penalties that may be imposed on Holders under the United States Internal Revenue Code of 1986, as amended (the “Code”); (ii) any such discussion is contained herein or therein, as applicable, only for the purpose of promotion and marketing of the Offer; and (iii) Holders should seek advice based on their particular circumstances from their own independent tax advisors.

This section describes certain United States federal income tax consequences of the tender of the Notes pursuant to the Offer. It applies to you only if you hold the Notes as capital assets for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations and does not address alternative minimum taxes or foreign, state, local or other tax laws.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a life insurance company,

•	an entity treated as a partnership for U.S. federal income tax purposes,

•	a regulated investment company,

•	a real estate investment trust,

•	a tax-exempt organization,

•	a United States expatriate,

•	a “controlled foreign corporation”,

•	a “passive foreign investment company”,

•	a person that owns Notes that are part of a hedging transaction,

•	a person that owns Notes as part of a straddle or conversion, integrated or constructive sale transaction for United States federal income tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. federal income tax purposes tenders the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of a tender of Notes pursuant to the Offer.

Please consult your own tax advisor concerning the consequences of a tender of Notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a United States holder (a “U.S. Holder”) if you are a beneficial owner of Notes and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust (i) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

You are a non-United States holder (a “Non-U.S. Holder”) if you are a beneficial owner of the Notes that is an individual, corporation, estate or trust and is not a U.S. Holder.

Characterization of the Notes

Under the Indenture, the Company has agreed, and each beneficial owner of a Note is deemed to have agreed, to treat the Notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”). The remainder of this discussion assumes that the Notes are treated as indebtedness subject to the contingent debt regulations as described above. However, we cannot assure you that the IRS will agree with such tax characterization or any of the tax consequences described below.

Consequences to Tendering U.S. Holders

Under the contingent debt regulations, each U.S. Holder of a Note has been required to accrue interest income, as original issue discount, on the Notes at an assumed “comparable yield” and projected payment schedule determined by the Company.

Generally, the sale of a Note for cash will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale of a Note will be equal to the difference between (a) the amount of cash received by the U.S. Holder (reduced by any carryforward of a net negative adjustment resulting from differences between projected and actual payments) and (b) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the U.S. Holder’s original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Notes, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Notes.

Gain recognized upon a sale of a Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income (net of any prior negative adjustment), and thereafter capital loss (which will be long-term if the Note is held for more than one year). The deductibility of capital losses is subject to limitations.

If a U.S. Holder purchased a Note at a price other than the issue price or subsequent to the initial offering, such holder’s adjusted tax basis in the Note will be further adjusted for market discount or acquisition premium, as applicable. Under the contingent debt regulations, the general rules for accrual of market discount or acquisition premium do not apply; rather, the contingent debt regulations require a holder to reasonably allocate the difference, if any, between its tax basis at the time of acquisition and the issue price (or adjusted issue price, as the case may be) to (i) daily portions of original issue discount or (ii) projected payments over the remaining term of the Note, with corresponding positive or negative adjustments to income or loss and tax basis as provided by the regulations.

Consequences to Non-tendering U.S. Holders

A U.S. Holder who does not tender a Note and who converts the Note into shares of Common Stock will be treated as receiving a payment under the contingent debt regulations. Under this treatment, a conversion of a Note into Common Stock will result in taxable gain or loss to a U.S. Holder.

Consequences to Tendering Non-U.S. Holders

Any payments received by a Non-U.S. Holder pursuant to the Offer will be exempt from U.S. federal income or withholding tax, provided that, in the case of any portion of the payments attributable to interest or original issue discount: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and (iv) we are not and have not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code (which we believe to be the case).

Non-U.S. Holders who cannot meet the foregoing requirements and who cannot or do not certify that income on the Notes is effectively connected with the conduct of a U.S. trade or business should consult their tax advisors regarding potential application of a 30% federal income tax on the portion of any payment received pursuant to the Offer attributable to interest or original issue discount and to possible reduction or elimination of that tax under an applicable income tax treaty.

The statement requirement referred to in the second preceding paragraph will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8BEN (or other applicable Form W-8), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

If a Non-U.S. Holder of Notes is engaged in a trade or business in the United States and income on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on any gain realized on the sale of the Notes in the same manner as if it were a U.S. Holder unless an applicable tax treaty provides otherwise. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Consequences to Non-tendering Non-U.S. Holders

A Non-U.S. Holder that does not tender Notes pursuant to the Offer will not recognize gain or loss for United States federal income tax purposes and will retain its Notes with an unchanged tax basis and holding period.

Backup Withholding Tax and Related Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt U.S. Holders, the Company and other payors are required to report to the IRS the gross proceeds from the tender of the Notes pursuant to the Offer. Additionally, backup withholding generally will apply to payments of gross proceeds from the tender of the Notes pursuant to the Offer if a U.S. Holder (i) fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct (which will be requested pursuant to the Letter of Transmittal), (ii) fails to certify that it is not subject to backup withholding, or (iii) otherwise fails to comply with applicable backup withholding rules. If applicable, backup withholding will be imposed at a rate of 28%.

Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, the Non-U.S. Holder may be subject to U.S. backup withholding on the proceeds from the sale of the Notes and related information reporting may be filed with the IRS with respect to the proceeds. Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding.

The amount of any backup withholding will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

Deutsche Bank Securities Inc. is acting as the Dealer Manager for Headwaters in connection with the Offer, for which it will receive customary fees. Pursuant to the Dealer Manager Agreement, Headwaters will reimburse Deutsche Bank Securities Inc. for out-of-pocket expenses. Headwaters has agreed to indemnify Deutsche Bank Securities Inc. and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by Headwaters for customary mailing and handling expenses incurred by them in forwarding material to their customers. Headwaters will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

From time to time in the ordinary course of their business, Deutsche Bank Securities Inc. and its affiliates have in the past engaged and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates, for which the underwriter and its affiliates have received and will be entitled to receive separate fees.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the address set forth on the back cover page of this Statement.

Depositary and Information Agent

The Depositary for the Offer is Wilmington Trust FSB. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. Headwaters will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. Headwaters will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Morrow & Co., LLC is acting as the Information Agent for Headwaters in connection with the Offer. Headwaters will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference the information we file with the SEC into this Statement, which means that we are disclosing important information to you by referring to other documents filed separately by us with the SEC. Certain information that Headwaters files after the date of this Statement with the SEC will automatically update and supersede this information. Headwaters incorporates by reference into this Statement the documents listed below (other than any portions of which are deemed furnished and not filed), which Headwaters has filed with the SEC, and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and prior to the expiration or termination of the Offer (other than any portions of which are deemed furnished and not filed):

•	our Tender Offer Statement on Schedule TO filed with the SEC on September 24, 2009;

•

our annual report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on November 21, 2008, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on March 3, 2009;

•

our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009, and June 30, 2009, filed with the SEC on February 6, 2009, May 7, 2009, and August 5, 2009, respectively;

•

our current reports on Form 8-K filed with the SEC on December 22, 2008, April 3, 2009, April 16, 2009, April 20, 2009, May 5, 2009 (excluding the information furnished in Item 2.02 thereof, which shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing), June 29, 2009, July 24, 2009, July 31, 2009, September 8, 2009, and September 17, 2009; and

•

the description of our Common Stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 10/A, filed with the SEC on April 24, 1996, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this Statement shall be considered to be modified or superseded for purposes of this Statement to the extent that a statement contained in this Statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this Statement.

Statements made in this Statement concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, attention: Sharron A. Madden, Director of Investor Relations, telephone: (801) 984-9400. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

THE DEPOSITARY FOR THE OFFER IS:

WILMINGTON TRUST FSB

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 N Market Street

Wilmington, DE 19890-1626

Phone: (302) 636-6181

Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

The Information Agent For The Offer Is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Holders Call Toll Free: (800) 662-5200

E-mail: hw.info@morrowco.com

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Manager.

THE DEALER MANAGER FOR THE OFFER IS:

DEUTSCHE BANK SECURITIES

60 Wall Street

New York, New York 10005

(800) 503-4611 (U.S. toll-free)